Subsidiaries of Harte Hanks, Inc.
As of December 31, 2019
Jurisdiction of

Name of Entity	Organization % Owned

Harte-Hanks Belgium N.V.    Belgium    100%(1)
Harte-Hanks Data Services LLC    Maryland    100%
Harte-Hanks Direct, Inc.    New York    100%(2)
Harte-Hanks Direct Marketing/Baltimore, Inc.    Maryland    100%
Harte-Hanks Direct Marketing/Cincinnati, Inc.    Ohio    100%
Harte-Hanks Direct Marketing/Dallas, Inc.    Delaware    100%
Harte-Hanks Direct Marketing/Fullerton, Inc.    California    100%
Harte-Hanks Direct Marketing/Jacksonville, LLC    Delaware    100%(4)
Harte-Hanks Direct Marketing/Kansas City, LLC    Delaware    100%(3)
Harte-Hanks do Brazil Consultoria e Servicos Ltda.    Brazil    100%
Harte Hanks Europe B.V.    Netherlands    100%
Harte-Hanks Florida, Inc.    Delaware    100%
Harte-Hanks GmbH    Germany    100%(6)
Harte Hanks Logistics, LLC    Florida    100%(4)
Harte-Hanks Market Intelligence Espana LLC    Colorado    100%
Harte-Hanks Philippines, Inc.    Philippines    100%
Harte-Hanks Print, Inc.    New Jersey    100%
Harte-Hanks Response Management/Austin, Inc.    Delaware    100%
Harte-Hanks Response Management/Boston, Inc.    Massachusetts    100%
Harte-Hanks Shoppers, Inc.    California    100%
Harte-Hanks SRL    Romania    100%(5)
Harte-Hanks Strategic Marketing, Inc.    Delaware    100%
Harte-Hanks STS, Inc.    Delaware    100%
Harte Hanks Tranquility Limited    England & Wales    100%
Harte Hanks UK Limited    United Kingdom    100%(7)
HHMIX SAS    France    100%(6)
NSO, Inc.    Ohio    100%
Sales Support Services, Inc.    New Jersey    100%
Southern Comprint Co.    California    100%

(1)	99.84% Owned by Harte Hanks, Inc. 0.16% Owned by Harte-Hanks Direct, Inc.

(2)	Owned by Harte-Hanks Print, Inc.

(3)	Owned by Sales Support Services, Inc.

(4)	Owned by Harte-Hanks Florida, Inc.

(5)	Owned by Harte Hanks UK Limited

(6)	Owned by Harte Hanks Europe B.V.

(7)	75% Owned by Harte Hanks, Inc.
25% Owned by Harte Hanks Tranquility Limited